THE NORTHERN TRUST COMPANY
                   DEPOSITORY CUSTODY AGREEMENT

The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60675

RE: DEPOSITORY CUSTODY SERVICE-ACCOUNT NO. 17-88266

Gentlemen:

     We hereby request that you serve as our custodial agent for all cash, securities and other property that we deliver to you from time to time for safekeeping and processing on our behalf in accordance with this Depository Custody Agreement (the "Agreement"). Your appointment hereunder will become effective upon your acceptance of this request.

     1. Custody Account. You will establish and maintain a custodial account (the "Account") in our name and will record as credits to that account all cash, securities and other property, both foreign and domestic, that we deliver, or that we direct others to deliver, to you for that purpose. You will separately identify the Account on your books by the number 17-88266 and by the name "The Canandaigua Equity Fund".

     2. Account and Custody Operations. You will hold in custody for safekeeping, pending transfer from the Account pursuant to our instructions, all the cash, securities and other property delivered to you for credit to the Account. You may hold such securities or other property in your name or in the name of your nominee, and you may place securities or other property credited to the Account in a securities depository, clearing corporation, federal book-entry securities account, or other third party facility, whether foreign or domestic. You may return to us any securities or other properties that are not accepted for deposit or recordation by the relevant third-party agent or facility, securities depository, clearing corporation, or federal book-entry system, or that cannot be re-registered in your nominee name or held by you in bearer form.

     If, in connection with your use of such agents and facilities, you are required to follow specified operational procedures and time frames, we agree that those procedures and time frames will be binding on us in respect of Account activity. In addition, both you and we will carry out processing duties under this Agreement in accordance with The Northern Trust Company's Depository Custody Services Operations Manual (the "Operations Manual") as updated by you from time to time. On your acceptance of our request, you will supply us with a copy of the Operations Manual, which we have previously reviewed. During the term of this Agreement, you will provide us promptly with all material changes that are made to the Operations Manual.

     You will collect income, noncash distributions, and maturing principal on the assets credited to the Account when paid or distributed and will retain such collections, together with any other cash credited to the Account, in the form(s) and in depository facilities you deem appropriate, including deposit accounts in your banking department, subject to our specific direction. If any noncash distribution represents a fractional share or other interest, you are authorized, but not required, to liquidate such fraction, collect the liquidation proceeds, and credit the account with the cash received.

     You will use your best efforts to provide us with timely notice of corporate actions or other events that involve assets credited to the Account and that require the exercise of discretion in providing necessary instructions or making necessary responses to the issuer or a third party. We will assume the responsibility to forward such notices on a timely basis to the appropriate person for decision-making and provide you with timely instructions regarding the action to be taken (except that we will assume full responsibility to communicate any proxy vote directly to the proxy agent). If any securities credited to the Account are called for partial redemption, you may allot the called portion or cause such portion to be allotted among your account holders, including us, in any manner you consider equitable. With respect to nondiscretionary corporate actions or other nondiscretionary events, you may act as you consider appropriate on a best-efforts basis, subject to any instructions we timely communicate to you.

     You will effect transfers of property credited to the Account, including transfers incident to settlement of purchase and sale transactions involving Account assets that we or our agents initiate, at such times and to such persons as we or our agents direct. We or our agents will provide you with transaction settlement instructions either in written or electronic form. In any case, all instructions will be deemed communicated to you only if made in accordance with governing rules and procedures of the relevant third-party agent, securities depository, clearing corporation, or book-entry system and the Operations Manual. We will assume sole responsibility to assure that only authorized individuals provide you with instructions respecting all transactions involving Account assets, including, but not limited to, transaction settlements, asset transfers, and cash transfers or disbursements, and you will provide us with notice of instructions you receive from third parties pursuant to the time frames and procedures specified in the Operations Manual. Absent an authorized individual's timely disavowal of any instructions you receive, you may rely conclusively and act on all instructions you receive (see Appendix A).

     We authorize you to execute and deliver in our name any assignments, stock or bond powers or other documents or instruments which you deem necessary or convenient and proper (a) to sell, assign, transfer, or make other disposition of any security or other property in the Account; (b) to take any action in relation to any such security or property; or (c) to obtain any payment due. You may execute any and all documents by signing our name alone or as our attorney-in-fact pursuant to this authorization.

     You are not obligated to follow any instruction to purchase securities or other property that is to be delivered for credit to the Account, or to transfer cash credited to the Account unless sufficient cash is on deposit and credited to the Account at the time specified in the Operations Manual to enable payment in full, nor are you obligated to sell properties credited to the Account unless the properties are in good deliverable form. Notwithstanding the foregoing, you may in your sole discretion advance for the benefit of our Account cash needed to settle a purchase transaction or for such other purposes as we may request. We will consider any such advance to be an interest-bearing loan from the date of the advance until the date of repayment in full (including accrued interest) of such advance, and we agree to pay interest on the unpaid principal amount of the advance from time to time outstanding at a rate equal to two percent (2.00%) in addition to the "Prime Rate," which shall mean that rate of interest per year announced from time to time by The Northern Trust Company, Chicago ("Northern"), called its prime rate, which may not at any time be the lowest rate of interest charged by Northern. Changes in the rate of interest resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement.

     3. ACCOUNT RECORDS AND REPORTS. You will keep complete, accurate and current records of all receipts, disbursements and transfers in respect of Account assets. We or our designee may examine such records at any reasonable time during your normal business hours.

     You will furnish us with daily electronic reports showing receipts, disbursements and transfers in respect of Account assets, trade settlements, and Account assets as of the close of the prior business day. Securities listed will be appropriately identified in terms of number of shares, par value, principal amount, or other customary identifiers. We will give you written or electronic notice of any exceptions to a report within 30 days of the date of the report. Thereafter, all unexcepted entries in a report will be considered final and binding on us.

     4. REPRESENTATIONS AND SPECIAL UNDERTAKINGS. We represent to you that all cash, securities and other property delivered to you for credit to the Account constitute the assets of trust and agency accounts we administer. We are solely responsible for the maintenance of separate books and records respecting ownership of those assets and for the allocation of income and principal among our accounts. We understand that you, necessarily, will commingle the assets of our various accounts that are delivered to you for Credit to the Account, and will commingle, in each omnibus agency account you maintain with each third party agent, depository, book-entry system administrator, or other central repository, assets credited to the Account with assets of other persons for whom you act as custodian.

     We will be responsible to you as a principal for all our obligations under this Agreement and for all actions you take on our behalf hereunder, and we warrant that we have, or will take all necessary steps to have, authority to effect any instruction we give you and any deposit we make in the Account.

     You will not be liable to us for any loss that occurs as a result of any action taken or not taken under this Agreement so long as you act, or refrain from acting, in good faith and in the absence of gross negligence, provided, however, that you will not be liable to us under any circumstances for (a) any loss that may result from any action taken or not taken based on an oral instruction from us or our agent or an instruction that is not communicated to you in a timely manner pursuant to the procedures set forth in the Operations Manual, (b) investment losses that may result from any action you take or refrain from taking under this Agreement, or (c) losses attributable to defaults or insolvencies by any agent we designate. We agree to indemnity you and hold you harmless from any loss or liability you incur in taking or not taking action under the Agreement except losses and liabilities attributable to your bad faith or gross negligence. We acknowledge that you have no obligation hereunder to render investment advice or to act or to refrain from acting with reference to investment considerations.

     5. ENTIRE AGREEMENT; ACKNOWLEDGMENTS. This Agreement represents the entire agreement between you and us with respect to our use of your custody services, and supersedes any previous oral or written agreements in relation thereto. This Agreement does not cover our use of options, unless the separate Options Sub-Agreement has been executed and made an attachment hereto. This Agreement does not cover any other agency services you provide us, including securities lending services, absent an express written agreement to the contrary.

     6. CUSTODIAN FEES AND EXPENSES. We will pay you for your services as custodian in amounts and at intervals set forth in your schedule of fees current from time to time, and will reimburse you for all reasonable expenses, including accounting and legal expenses, incident to administering the Account under this Agreement (see Appendix B). You may collect payment for your fees and expenses by debits to the Account. You will give us 60 days' advance written notice of fee changes.

     7. TERM AND TERMINATION OF THIS AGREEMENT. This Agreement, which shall remain in effect until terminated, may be terminated at any time following 30 days' advance written notice from us to you or you to us. At the end of the 30-day termination period, we will promptly return your Operations Manual, and you will promptly deliver to us or to such other person as we direct all assets credited to the Account, less fees due and expenses not paid, including expenses incident to termination of the Account, together with a closing statement.

     8. MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by you and by us, except that fees may be changed and the Operations Manual may be modified at any time as provided in paragraphs 6 and 2 above.

     9. GOVERNING LAW: SEVERABILITY. This Agreement shall be governed by the internal law of the State of Illinois. If any provision of this Agreement is invalid, the balance of the Agreement shall be considered severable and independently enforceable.






Dated this 4th day of December, 1997.
                                   ACCEPTED:
THE CANANDAIGUA                    THE NORTHERN TRUST COMPANY
EQUITY FUND


By: /s/ Steven H. Swartout         By:____________________________

As its Secretary and Treasurer     As its__________________________

Tax Identification No.____________


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